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                                                                   Exhibit 10.50


                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 10 day of March, 1995 (the "Effective Date"), by and between INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD. (the "Company"), and INTERNATIONAL TELECOMMUNICATIONS CORPORATION ("ITC" or, the "Subsidiary"), each a Delaware corporation with offices at 60 Hudson Street, New York, New York 10013, and RSL COMMUNICATIONS, INC., a Delaware corporation (the "Investor") with offices at 767 Fifth Avenue, Suite 4200, New York, New York 10153.

                              W I T N E S S E T H:

            WHEREAS, the Investor has loaned to ITC, a 94%-owned subsidiary of the Company, the sum of $1,000,000 (the "Loan") and as material consideration for the Loan, the Company gave to the Investor a promissory note (the "Note"); and

            WHEREAS, the Company desires to sell and the Investor desires to purchase 66,667 shares of Convertible Preferred Stock of the Company at a Purchase Price of $45.00 per share, subject to adjustment pursuant to Section
9.11 of this Agreement.

            NOW, THEREFORE, in consideration for the agreements contained herein, intending to be legally bound, the Company and the Investor hereby agree as follows:

                                    ARTICLE I
                Purchase and Sale of Convertible Preferred Stock

            Section 1.1 Authorization. The Company has or will have, prior to Closing, authorized the sale and issuance of up to sixty-six thousand six hundred sixty-seven (66,667) shares of its Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), having the rights, privileges, preferences and restrictions as stated in the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") set forth in Exhibit A to this Agreement. (The Convertible Preferred Stock being sold and purchased hereunder is sometimes referred to herein as the "Shares".)

            Section 1.2 Sale and Issuance of Preferred Stock. Subject to the terms and conditions set forth in this Agreement, the Investor agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to the Investor at the Closing, sixty-six thousand six hundred sixty-seven
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(66,667) shares of its Convertible Preferred Stock at a price per share of
$45.00, payable in cash, for a purchase price to the Investor of Three Million Dollars ($3,000,000) (the "Purchase Price"), subject to increase, to a maximum of $4,750,000 as provided in Section 9.11 of this Agreement. At Closing, the Company and/or ITC shall pay to the Investor all amounts due on the Note, including accrued interest up to the date of the Closing, from the proceeds of the sale by the Company of the Convertible Preferred Stock to the Investor, in full satisfaction of the Loan and Investor shall release its related security interest and terminate the Promissory Note Conversion Agreement, dated December 1, 1994 and the related Security Agreement, dated December 1, 1994. The Convertible Preferred Stock shall be convertible at any time (and if converted prior to May 1, 1995, shall nevertheless be subject to Section 9.11 of this Agreement) at the holder's option, into the Company's common stock, initially on a one-for-one basis, representing initially 25% of the outstanding securities of the Company (including all options which may be granted or exercised), on a fully diluted basis. The Convertible Preferred Stock shall automatically convert into the Company's Common Stock in the event of a Qualified IPO (as defined below). The Convertible Preferred Stock shall have all the rights, privileges, preferences and restrictions as stated in the Restated Certificate set forth in Exhibit A attached hereto.

            Section 1.3 Required Use of Proceeds. The Company shall utilize all the proceeds of the Purchase Price as provided in Schedule 1.3 attached hereto.

                                   ARTICLE II
                                Closing; Delivery

            Section 2.1 The Closing. The purchase and sale of the Shares shall take place at the offices of Rosenman & Colin, 575 Madison Avenue, New York, New York 10022, at 10:00 A.M., on March 10, 1995 or as soon as practicable thereafter, or at such other place and at such other time or date as the Company and the Investor shall agree upon (which place, time and date are designated as the "Closing").

            Section 2.2 Deliveries. At the Closing, the Company shall deliver to the Investor a certificate or certificates representing the Convertible Preferred Stock being purchased by the Investor, registered in its name, in exchange for delivery to the Company by the Investor of the Purchase Price by check made payable to the order of the Company or wire transfer to an account or accounts previously designated in writing by the Company at least two days prior to the Closing.


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                                   ARTICLE III
                  Representations and Warranties of the Company

            Except as set forth in the Schedules attached hereto, which describe the nature of the exception in reasonable detail and which specifically refer to the Section of this Agreement to which such exception applies (the "Schedules"), the Company, notwithstanding the Investor's own audit or investigation, hereby represents and warrants to the Investor as follows:

            Section 3.1 Organization, Good Standing and Qualification. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective businesses as now conducted. Each of the Company's other affiliates listed in Schedule 3.1 (the "Other Affiliates") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization and each has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective businesses as now conducted. Each of the Company, the Subsidiary and the Other Affiliates (collectively, the "Entities") is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its respective business, properties or financial condition. Each of Intelco Caribe, Ltd., INTACS, Ltd., Intelco Jordan and Gilbert International Ltd. is a corporation or a partnership that has no assets, conducts no business and is currently inactive.

            Section 3.2 Capitalization and Voting Rights. The authorized capital of the Company consists of:

                  (a) Preferred Stock. There are authorized 66,667 shares of Preferred Stock (the "Preferred Stock"), all of which have been designated as Series A Convertible Preferred Stock and have the designation, rights and privileges as set forth in Exhibit A to this Agreement. No other shares of Preferred Stock are authorized, issued or outstanding. The Restated Certificate has been duly adopted and filed with the Secretary of State of the State of Delaware. The shares of Series A Convertible Preferred Stock have been duly authorized, and upon receipt by the Company of the Purchase Price at the Closing will be validly issued and delivered, fully paid and nonassessable, and free from restrictions on transfer except as set forth in this Agreement and each of the other agreements referred to herein, or attached as Exhibits hereto, to be entered into at or prior to the Closing (the "Other Agreements").


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                  (b) Common Stock. There are authorized one million (1,000,000)
shares of common stock, (the "Common Stock"), of the Company, par value $0.01 per share, of which 200,000 shares of Common Stock have been duly authorized, validly issued and are outstanding. There are authorized three thousand (3,000) shares of common stock, of ITC, no par value, of which 2,880 shares of common stock have been duly authorized, validly issued and are outstanding. The outstanding shares of common stock of both the Company and the Subsidiary are fully paid, nonassessable and have been issued in compliance with all state and federal securities laws except for matters addressed in Section 7.13 of this Agreement. The Common Stock issuable upon conversion of the Convertible
Preferred Stock (the "Conversion Stock") has been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer, other than restrictions on transfer set forth in this Agreement and the Other Agreements.

                  (c) Except for (i) the conversion privileges of the Convertible Preferred Stock, (ii) the rights provided in this Agreement and
(iii) except as provided in Schedule 3.2(c) attached hereto, there are not outstanding any options, warrants, rights (including conversion or preemptive rights, except that Incom (UK), Ltd., Charles M. Piluso and Richard Rebetti have preemptive rights pursuant to an agreement with the Company) or agreements for the purchase or acquisition from any of the Entities of any shares of its respective capital stock. Except as provided in this Agreement, none of the Entities is a party or subject to, any agreement or understanding, and to the best knowledge of the Company, there is no agreement or understanding, between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any of the Entities' voting securities or securities convertible into such voting securities.

            Section 3.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity or have any subsidiaries and at the time of the Closing will not be, a participant in any joint venture, partnership or similar arrangement, except as specified in Schedule 3.3 attached hereto.
Schedule 3.3 includes a listing of the ownership, both as to type and percentage, directly and indirectly owned by the Company in any of the other Entities and sets forth the names and ownership of any of the shareholders of the other Entities.


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            Section 3.4 Authorization.

                  (a) Each of the Company and the Subsidiary has all corporate and other requisite authority to execute, deliver, carry out and perform its obligations under the terms of this Agreement and the Other Agreements to which it is a party and all of the transactions contemplated hereunder and thereunder, including, without limitation, the sale and issuance of the Convertible Preferred Stock to the Investor.

                  (b) This Agreement and the Other Agreements, when executed and delivered by the Company and/or the Subsidiary, will constitute valid and binding obligations of the Company and/or the Subsidiary, enforceable in accordance with their respective terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' or secured parties' rights or debtors' obligations generally, and (b) the availability of specific performance or other equitable remedies may be limited by equitable principles of general applicability (whether in a court of law or in equity).

            Section 3.5 Governmental and Other Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other third party is required on the part of the Company or the Subsidiary in connection with the Company's and the Subsidiary's valid execution, delivery and performance of this Agreement or the Other Agreements, or the offer, sale or issuance of the Convertible Preferred Stock or the Conversion Stock by the Company to the Investor; provided, however, that prior approval by the FCC may be required to enable the Investor to exercise certain of its rights granted under this Agreement and the Other Agreements which may give rise to a "transfer of control."

            Section 3.6 Litigation; Compliance with Law. Except as provided on
Schedule 3.6 attached hereto, there are no actions, suits, proceedings or investigations pending (a) against any of the Entities or against the assets, properties or business of any of the Entities which could have a material adverse effect on the business, properties, assets or financial condition of any such Entity, including, without limitation, any action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened in which it is sought to restrain, prohibit, invalidate or put aside, in whole or in part, the transactions contemplated hereby or by any of the Other Agreements,
(b) which questions the validity of this Agreement or any of the Other Agreements or of any action taken or to be taken by any of the Entities pursuant to or in connection with the provisions of this Agreement or any of the Other Agreements and the transactions contemplated hereby or thereby or (c) which would otherwise prevent or materially hinder the consummation of this Agreement or any of the Other Agreements. None of the Entities is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to have a material adverse effect on the respective Entities' business, assets, properties or financial condition. There is no action, suit, proceeding or investigation by any of the Entities currently pending or, to the knowledge of the Company, threatened or that such Entity currently intends to initiate, which, if determined adversely to such Entity, could reasonably be expected to have a material adverse effect on the business, assets, properties or financial condition of any such Entity. "Material" for this purpose shall be a $150,000 claim in any one lawsuit. "Pending" for this purpose shall mean an action, suit, proceeding or investigation as to which the Entity shall have knowledge or received notice, whether in proper form or not. Except as set forth on Schedule 3.6, none of the Entities is in material violation of any applicable statute, law or regulation relating to its or their business operations and no material expenditures will be required in order to comply with any such existing statute, law or regulation.

            Section 3.7 Registration Rights. The Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any of its securities which may hereafter be issued other than pursuant to the Registration Rights Agreement attached hereto as Exhibit D.

            Section 3.8 Contracts; Certain Actions.

                  (a) Contracts. Except as set forth in Schedule 3.8(a) attached hereto (which Schedule shall include all operating, carrier and service agreements and like agreements), neither the Company nor the Subsidiary is a party to any contract, agreement, lease, commitment or instrument, proposed or otherwise, written or oral, absolute or contingent, other than (i) contracts that were entered into in the ordinary course of business and that do not involve more than $100,000, (ii) sales contracts entered into in the ordinary course of business and (iii) contracts terminable at will by the Company or the Subsidiary, respectively, with no more than ninety (90) days' notice without cost or liability to the Company or the Subsidiary, respectively, and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company's or the Subsidiary's respective business. For the purpose of this Subsection, employment and consulting contracts, contracts with labor unions, license agreements and any other agreements relating to the acquisition or disposition of the Company's technology (other than standard end-user license agreements) shall not be considered to be contracts entered into in the ordinary course of business. Except as set forth on Schedule 3.8(a), all material contracts of the Company and the Subsidiary, respectively, set forth on Schedule 3.8(a) attached hereto, are valid and binding as to the Company or the Subsidiary respectively, and are in full force and effect and shall remain in full force and effect upon and after giving effect to consummation of the transactions contemplated herein, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' or secured parties' rights or debtors' obligations generally, and (b) the availability of specific performance or other equitable remedies may be limited by equitable principles of general applicability (whether in a court of law or in equity).

                  (b) Certain Actions. Except as set forth in Schedule 3.8(b) attached hereto, neither the Company nor the Subsidiary has, since January 1, 1995 (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than advances for business or travel expenses in aggregate of $5,000 or (iv) sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business.

            Section 3.9 Patents, Trademarks. There are no pending or, to the knowledge of the Company, threatened claims against any of the Entities alleging that the conduct of any of the Entities or their respective businesses, infringes or conflicts with the rights of others under patents, trademarks, service marks, copyrights and trade secrets, where any such infringement or conflict could be reasonably expected to have a material adverse effect on the business, assets, properties, prospects or financial condition of any of the Entities, respectively. "Pending" for this purpose shall mean an action, suit, proceeding or investigation as to which the Entity shall have knowledge or received notice, whether in proper form or not. To the Company's knowledge, the businesses of the Entities do not and will not infringe or conflict with the rights of others, including rights under patents, trademarks, service marks, copyrights and trade secrets where any such infringement or conflict could be reasonably expected to have a material adverse effect on the business, assets, properties, prospects or financial condition of such Entity and each of the Entities owns or has rights to use

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all the patents, copyrights, trademarks, trade names, service marks, licenses and rights with respect to the foregoing necessary for the operation of its or their businesses. The Company is not aware of any infringement by a third party, of any of the Entities' patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights where any such infringement or conflict could be reasonably expected to have a material adverse effect on the business, assets, properties, prospects or financial condition of such Entity. Schedule 3.9 contains a complete list of all registered patents, trademarks, trade names, service marks, licenses (excluding the Federal Communications Commission ("FCC") licenses listed on Schedule 3.12), operating agreements, other proprietary information and copyright registrations (and applications pending for such proprietary rights) of the Entities.

            Section 3.10 Compliance with Other Instruments. Except as set forth on Schedules 3.8(a) and 3.10 attached hereto, neither the Company nor the Subsidiary is in violation or default of any provisions of its respective Certificate of Incorporation, as currently in effect and as in effect immediately prior to and after the filing of the Restated Certificate or its respective Bylaws, or in material violation or material default of any instrument, judgment, order, writ, decree or oral or written contract or other agreement to which it or the Other Affiliates is a party or by which it or the Other Affiliates is bound (including, without limitation, any contract set forth in the Schedules) or of any provision of federal, state or local statute, rule or regulation applicable to the Entities where such violation or default could have a material adverse effect on its respective business, assets, properties or financial condition of such Entity. The execution, delivery and performance of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with the Restated Certificate, the Company's or the Subsidiary's Bylaws or any such provision, or be in conflict with any instrument, judgment, order, writ, decree, contract or other agreement and will not be an event which results in the creation of any lien, charge or encumbrance upon any assets of the Entities.

            Section 3.11 Licenses and Permits. Except as set forth on Schedule
3.11 attached hereto, the Entities have all franchises, permits, licenses and any similar authority necessary or legally required for the conduct of their respective businesses as now being conducted by them. Except as set forth on
Schedule 3.11, the Entities are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.


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            Section 3.12 Communications Licenses and Regulations. All of the
material certificates, licenses, permits, franchises and other authorizations (collectively, the "Communications Licenses") issued to the Entities by the communications regulatory authorities of any federal, state, local or foreign government, including, but not limited to, the FCC and state public utility commissions or like agencies (collectively, the "Regulatory Authorities"), are listed in Schedule 3.12 attached hereto. The Company represents and warrants that (i) each and every Communications License is in full force and effect except as set forth on Schedule 3.12 attached hereto; (ii) the Communications Licenses constitute all of the material certificates, licenses, permits, franchises and authorizations necessary or legally required for the conduct of the Entities' respective businesses as now being conducted by them; (iii) except as set forth in Schedule 3.12 attached hereto, the Entities comply in all material respects with any and all applicable federal, state, municipal or foreign statutes, rules, regulations, policies, orders or ordinances (collectively, the "Communications Laws") governing or relating to the Communications Licenses; (iv) all necessary applications for renewal or extension of any Communications License have been timely filed under the relevant Communications Laws; (v) no allegations, complaints, charges, investigations, renewal or revocation hearings, or other proceedings have been initiated or, to the knowledge of the Company, threatened, nor has any Regulatory Authority proposed, announced, issued or adopted any amendment, modification or change to any Communications Law or Communications License, that could have a materially adverse effect on the Entities' ability to continue to hold and/or renew or extend any of the Communications Licenses; (vi) the Entities hold no Communications Licenses issued by the FCC that would subject any of the Entities to the foreign ownership restrictions established by Section 310(b) of the Communications Act of 1934, as amended, 47 U.S.C. Section 310(b), and the FCC policies, rules, and regulations promulgated with respect thereto; and (vii) the Entities have not entered into any agreement or relationship that would cause one or more of them to be treated as an international "dominant carrier" under the FCC policies, rules and regulations, with the possible exception of International Telecommunications Europe, Ltd., which the FCC may determine to be a dominant carrier.

            Section 3.13 International Operating Agreements. All international operating agreements, international service agreements or other contracts involving, or intended to facilitate, the carriage of international telecommunications traffic (the "Operating Agreements") among one or more of the Entities and a carrier or other telecommunications entity headquartered outside of the United States (the "Foreign Correspondent"), whether said Foreign Correspondent is publicly or privately owned or an agency

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or instrumentality of a foreign government, are listed in Schedule 3.13. The
Company represents and warrants that (i) the Operating Agreements listed in
Schedule 3.13 represent all of the international operating agreements, international service agreements and like contracts necessary or legally required for the conduct of the Entities' respective businesses as such businesses are now being conducted by them; (ii) each and every Operating Agreement is in full force and effect; (iii) no Entity or, to the best of the Company's knowledge and belief after reasonable inquiry, no Foreign Correspondent is in material breach or default under any of the Operating Agreements, nor has any allegation, charge or notice of breach or default been served on any Entity by a Foreign Correspondent or on a Foreign Correspondent by an Entity; (iv) each Operating Agreement complies in all material respects with the applicable Communications Laws of the relevant Regulatory Authorities, including, but not limited to, the FCC's international settlements policies, rules, and regulations, and no allegation, complaint, charge, investigation or other proceeding has been initiated or, to the knowledge of the Company, threatened, by any Regulatory Authority or third party regarding the activities of an Entity or, to the best of the Company's knowledge and belief after reasonable inquiry, a Foreign Correspondent under an Operating Agreement; and
(v) no Regulatory Authority has proposed, announced, issued or adopted any amendment, modification or change to any Communications Law that could have a material adverse effect on the Entities' enjoyment of any of their rights under an Operating Agreement.

            Section 3.14 Corporate Documents. The Certificate of Incorporation of the Company and of the Subsidiary and the Bylaws of the Company and of the Subsidiary are in the form provided to the Investor or its counsel prior to the execution of this Agreement.

            Section 3.15 Title to Property and Assets; Inventories. (a) Each of the Entities owns its material properties and assets free and clear of all liens, charges and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the respective Entity's ownership or use of such property or assets and except for liens listed on Schedule 3.15 attached hereto. With respect to any material property and assets such Entity leases, such leases are valid and binding and enforceable in accordance with their terms and such Entity is in compliance in all material respects with such leases and, to the best of such Entity's knowledge, holds a valid leasehold interest free and clear of any liens, claims or encumbrances.

            (b) All inventories reflected on the most recent balance sheet included in the Financial Statements (as defined in Section 3.18 hereof) are current and readily merchantable, con-

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taining no amount of obsolete or damaged goods which have not been written down or reserved in conformity with GAAP (as defined in Section 3.18 hereof). Such inventories are accounted for at the lower of cost or market and with costs determined on a first-in, first-out basis in accordance with GAAP.

            Section 3.16 Employees and Labor. The Entities do not have any Employee Benefit Plans, except for employee health benefit plans, as defined in the Employee Retirement Income Security Act of 1974, as amended. The Entities have no agreement or arrangement with any labor union, and no labor union has requested or, to the best knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Entities. There is no strike or other labor dispute involving the Entities pending, or to the best knowledge of the Company threatened, which could reasonably be expected to have a material adverse effect on the assets, properties, prospects, financial condition, operating results, or business of the Entities. Attached hereto on Schedule 3.16 is a list of all the names of the current directors, officers and employees of the Company and the Subsidiary.

            Section 3.17 Insurance. The Entities have in full force and effect
(i) insurance on their respective assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, customarily used by businesses similar to the Company and the Subsidiary and
(ii) adequate insurance protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Entities to insure.

            Section 3.18 Financial Statements. The Company has delivered to the Investor the Subsidiary's balance sheet, statement of income and cash flows including notes thereto at April 30, 1994 and for the fiscal year then ended prepared by Delloitte Touche, LLP, and Intelco Europe's unaudited balance sheet and statement of income at April 30, 1994, and for the fiscal year then ended, and the Subsidiary's unaudited balance sheet at December 31, 1994, and pursuant to Section 7.19 will, within 5 business days of the Closing, deliver to Investor its unaudited statement of income for the eight (8) month period ended December 31, 1994, (together the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America in effect from time to time ("GAAP") consistently applied throughout the periods involved and with each other (except that all Financial Statements do not contain all footnotes required by GAAP) and fairly present the financial condition of the Company and its subsidiaries as of such dates and the results of operations of the Company and its subsidiaries for such periods and are reasonable representations of the Company's cash flow,

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results of operations and financial condition for their respective periods and dates. Since December 31, 1994, there has not been (a) any material adverse change to the financial condition of the company or the Subsidiary from that set forth in the Financial Statements, (b) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the business or assets of the Company or the Subsidiary or (c) any event or condition of any character whatsoever the occurrence of which materially adversely affected, or threatens to materially adversely affect, the business, assets, financial condition or results of operations of the Company or the Subsidiary. Except as disclosed in the Financial Statements, none of the Entities is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company, on a consolidated basis, maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

            Section 3.19 Undisclosed Liabilities. None of the Entities is subject to any liabilities of any nature, whether absolute, contingent or otherwise (whether or not required to be accrued or disclosed under SFAS No. 5) which have had or can reasonably be expected to have a material adverse financial effect on the respective Entity, except to the extent set forth or provided for in the Company's consolidated Financial Statements. All debts, liabilities and obligations incurred by the Entities, after the date of the Financial Statements, were incurred in the ordinary course of business and are usual and normal in amount.

            Section 3.20 Tax Returns. (a) Except as set forth in Schedule 3.20, all the Entities have timely filed all federal, state, local and material foreign tax returns and reports and excise tax returns as required by law. These returns and reports are true and correct in all material respects and reflect all material liability for taxes of any nature whatsoever (including, without limitation, all federal, state, local and material foreign income taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, communications taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related material penalties and material interest (any of the foregoing being referred to herein as a "Tax"), for the periods covered thereby. The Entities have paid all their respective Taxes and other assessments due, except those contested in good faith and listed on Schedule 3.20. Except as set forth on Schedule 3.20, none of the Entities has made any elections under the Internal Revenue Code of 1986, as amended (the "IRC"), that would have a material adverse effect on the business, properties or financial condition of the Company or the Subsidiary and that are not disclosed in the Financial Statements provided to the Investor. Except as set forth on Schedule 3.20, neither the Company nor the Subsidiary has ever had a tax deficiency proposed or assessed against it by any federal, state or local government tax authority and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. The Company and the Subsidiary have withheld or collected from each payment made to each of its employees, the amount of all necessary Taxes and required withholdings, and has paid the same to the proper Tax receiving officers or authorized depositories. For purposes of this Section 3.20(a) only, "material" shall mean amounts in excess of an aggregate of $50,000.

            (b) Neither the Company nor the Subsidiary is currently being audited by any taxing authority with respect to the returns and reports described in subparagraph (a) above and there are no claims or assessments pending against the Company or the Subsidiary, including without limitation, any potential assessment of fines, penalties and interest for the failure to properly file any excise tax returns. True and correct copies of any closing agreements with respect to the Company or the Subsidiary which were entered into with the Internal Revenue Service or any other taxing authority have heretofore been furnished to the Investor.

            Section 3.21 Returns and Complaints; Accounts Receivable. (a) Neither the Company nor the Subsidiary has received any customer complaints concerning alleged defects in its products (or the design thereof) or services that, if true, would materially adversely affect the operations or financial condition of the Company or the Subsidiary.

            (b) All accounts receivable (other than those, if any, owing from Investor or its affiliates) reflected in the most recent consolidated Financial Statements and on the books of the Company and the Subsidiary at the close of business at the Closing represented and will represent receivables (i) which arose from bona fide transactions in the ordinary course of business, (ii) which represent credit extended in a manner consistent with trade and credit practices of the Company and the Subsidiary, (iii) which have an aggregate amount of $544,877 which are greater than 90 days overdue and (iv) are fully collectable at face value or were and are properly reserved against on the Financial Statements in accordance and in conformity with GAAP.

            Section 3.22 Transactions with Affiliates. Except for regular salary payments, bonuses and fringe benefits under an individual's compensation package with the Company or the Subsidiary, none of the officers, employees, directors or other affiliates of the Entities, or members of their families, is a party to any material agreements, understandings, indebtedness or proposed transactions with the Entities. Neither the Company nor the Subsidiary has guaranteed or assumed any material obligations of the Company's officers, directors or employees.
Schedule 3.22 sets forth all salary, dividend, bonuses, perquisites and other compensations in excess of $5,000, or distributions paid or made, or proposed to be paid or made in the next three months, by the Entities to any officer of any such Entity.

            Section 3.23 Disclosure. The books and records of the Company and the Subsidiary to which the Investor has been given access and to which it will be given access at or prior to the Closing, are the true books and records of the Company and the Subsidiary and truly and accurately reflect the underlying facts and transactions which they purport to represent in all material respects. Neither this Agreement nor the Other Agreements nor any other written statements or certificates made or delivered in connection herewith, in each case taken together with all such documents, nor any information that the Company or the Subsidiary have provided the Investor, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

      Section 3.24 Brokerage. None of the Entities has dealt with, or incurred liability for a fee to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the Other Agreements or the negotiations looking toward the consummation of such transactions. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company, the Subsidiary or any of its officers, employees or representatives is responsible.

            Section 3.25 Other Agreements of Officers and Key Employees. No employees whose participation in any aspect of the Company's business is deemed by the Company to be of critical importance to the Company or the Subsidiary, (the "Key Employees", such Key Employees being listed in Schedule 3.25) are parties to, bound by, or subject to any agreement, contract, commitment or restriction, including without limitation any nondisclosure or non-competition agreements or legal restrictions on the use by such person of trade secrets or proprietary information of others, which adversely affects, or which in the future may (so far as the Company or the Subsidiary can now foresee) adversely affect the business or operations of the Company or the Subsidiary or the right of any such person to participate in the affairs of the Company or the Subsidiary.

                                   ARTICLE IV
                 Representations and Warranties of the Investor

            The Investor hereby represents and warrants to the Company that:

            Section 4.1 Investment Intent. The Shares to be purchased by the Investor and the Conversion Stock into which the Shares are convertible, are being acquired by the Investor solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such Shares or Conversion Stock. The Investor understands that the Shares and the Conversion Stock have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Investor's investment intent and accuracy of the Investor's representations, as expressed herein.

            Section 4.2 Restricted Securities. The Investor understands that the Shares it is purchasing and any Conversion Stock subsequently issued to the Investor are or will be "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that there is no public market for the Shares (and the Conversion Stock) and that there may never be a public market for such securities, and that even if a market develops for such securities the Investor may never be able to sell or dispose of the Shares or the Conversion Stock and may thus have to bear the risk of its investment in such stock for a substantial period of time, or forever.

            Section 4.3 Authorization. All corporate action on the part of the Investor and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance by the Investor of this Agreement and the Other Agreements, the purchase of the Shares and the performance of all of the Investor's obligations hereunder has been taken or will be taken prior to the Closing.

            Section 4.4 Organization and Standing. The Investor is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has all requisite legal and corporate power to execute and deliver this Agreement and the Other Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and the Other Agreements.

            Section 4.5 Legend. It is understood that upon original issuance, the certificates evidencing the Shares and the Conversion Stock shall bear the following legend:

                  "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

            Section 4.6 Brokerage. The Investor has not dealt with, or incurred liability for a fee to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible.

            Section 4.7 Risks. Investor has evaluated and understands the risks and terms of investing in the Company, and has received all the information it has requested in writing from the Company and the Subsidiary.

                                    ARTICLE V
                  Conditions to Investor Obligations at Closing

            The obligations of the Investor to purchase and pay for the Shares which it has agreed to purchase at the Closing and the other obligations of the Investor under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by the Investor:

            Section 5.1 Representations and Warranties. On the date of the Closing, the representations and warranties of the Company and the other Entities contained in Article III shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except to the extent that any changes therein are specifically contemplated by this Agreement. The Company and the Subsidiary shall deliver to the Investor at the Closing, certificates of their respective Presidents to such effect.

            Section 5.2 Issuance of Convertible Preferred Stock. The Company shall have duly issued and delivered to the Investor a certificate for the Convertible Preferred Stock being purchased by it pursuant to Section 1.2 of this Agreement.

            Section 5.3 No Material Adverse Changes. There have been no material adverse changes in the assets, business or financial condition of any of the Entities.

            Section 5.4 Financial Projections. The Company's Financial Statements and are in form and substance satisfactory to the Investor.

            Section 5.5 Amendment to Employment Agreement. There has been, effective as of the Closing, an amendment to the employment agreement between the Company and Charles M. Piluso ("Piluso"), as set forth on Exhibit B attached to this Agreement.

            Section 5.6 Amendment to Shareholders' Agreements. An agreement as set forth in Exhibit C attached hereto (the "Amendment to Shareholders' Agreement") amending and restating the International Telecommunications Group, Ltd. Shareholders' Agreement dated as of September 1, 1994 (the Shareholders' Agreement") by and between Charles M. Piluso, Richard Rebetti, Incom (UK), Ltd., the Company and the Investor, has been entered into.

            Section 5.7 Performance. The Company and the Subsidiary shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing. The Company and the Subsidiary shall deliver to the Investor at the Closing a certificate of their respective Presidents to such effect.

            Section 5.8 Qualifications; Legal Investment. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other third party that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No injunction or other order enjoining the sale of the Shares or the proposed issuance of the Conversion Stock shall have been issued and no proceedings for such purpose shall be pending or threatened by the Securities and Exchange Commission (the "SEC") or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Shares and the proposed issuance of the Conversion Stock shall be legally permitted by all laws and regulations to which the Company and the Investor are subject.

            Section 5.9 Restated Certificate. The Company shall have adopted and filed with the Secretary of State of Delaware the Restated Certificate as set forth in Exhibit A to this Agreement.

            Section 5.10 Registration Rights Agreement. The Company and the Investor shall have entered into a registration rights agreement as set forth in Exhibit D to this Agreement, pursuant to which the Company has granted registration rights with respect to the Shares and Conversion Stock to the Investor.

            Section 5.11 Payment of Loan. The Company and/or the Subsidiary shall have prepaid the principal amount of the Loan in the amount of $1,000,000 plus any accrued interest up to the date of the Closing, out of the proceeds of the sale of the Shares to the Investor.

            Section 5.12 Indemnity Agreements. The Company and Piluso shall have entered into an indemnity agreement as set forth in Exhibit E to this Agreement, providing that Piluso and the Company will jointly and severally indemnify the Investor against any loss resulting from misstatements or omissions of material facts in this Agreement and from losses to the Company or the Subsidiary resulting from a breach by the Subsidiary of its covenant contained in the last sentence of Section 5.17 of this Agreement; provided, however, that the indemnity shall (a) not exceed an amount equal to the aggregate Purchase Price plus accrued but unpaid dividends to the date of the indemnity payment, (b) not include any incidental or consequential damages and (c) expire on the earlier of
(i) the date of the closing of the Company's Qualified IPO (as defined in such agreement) or (ii) the date all the Convertible Preferred Stock is either converted or redeemed pursuant to the Restated Certificate of the Company.

            Section 5.13 [specifically omitted]

            Section 5.14 Opinion of Counsel. The Investor shall have received from the firm of Fletcher, Heald & Hildreth, P.L.C., counsel to the Company and the Subsidiary, a written opinion as set forth in Exhibit F attached to this Agreement and otherwise in form and substance acceptable to the Investor.

            Section 5.15 Closing Documents. The Company and the Subsidiary shall have delivered to the Investor, unless waived in writing by the Investor:

                  (a) copies, certified by the Presidents or Secretaries of the Company and the Subsidiary, of the resolutions duly adopted by the shareholders of the Company and the Subsidiary authorizing the adoption of the Restated Certificate of the Company and the Restated Certificate of Incorporation of the

Subsidiary, and the authorization and issuance of the Shares and the execution, delivery and performance of this Agreement and the Other Agreements;

                  (b) a facsimile copy, certified by the President or Secretary of the Company, of the Company's Restated Certificate of Incorporation and the Subsidiary's Restated Certificate of Incorporation as amended through the date of the Closing, and a copy, certified by the President or Secretary of the Company and the Subsidiary, of its respective Bylaws as amended through the date of the Closing; and

                  (c) such other documents relating to the transactions contemplated by this Agreement as the Investor or the Investor's counsel may reasonably request.

            Section 5.16 Estoppel from MCI and other Lenders. The Company and the Subsidiary shall have received and delivered to the Investor, for the benefit and reliance of the Investor, an executed copy of a letter from MCI or from the accounting firm of Deloitte & Touche LLP stating that ITC is current and not in default in its arrangement to pay approximately $54,000 per month pursuant to the terms of a 2 year promissory note in favor of MCI.

            Section 5.17 Spin Off of Intelco Russia Corporation and Intelco-Ukraine Ltd.. The Company shall have divested itself and/or its subsidiaries of any ownership interests in Intelco Russia Corporation ("Intelco Russia") and Intelco-Ukraine Ltd. ("Intelco Ukraine"), which ownership interests shall be transferred to the stockholders of the Company (the "New Owners"), and shall have received from the New Owners indemnification agreements, in form satisfactory to the Investor, jointly and severally indemnifying the Company against any and all claims, expenses or liabilities imposed on the Company as a result of its ownership interest in such entities prior to their divestiture by the Company. If ITC or the Company shall provide services to Intelco Russia or Intelco Ukraine, such services shall be provided on a basis no less favorable to ITC or the Company than is obtainable from an independent third party. Schedule
5.17 shall set forth the nature, cost and pricing of services proposed to be rendered by ITC or the Company to Intelco Russia or Intelco Ukraine. The Company and the Subsidiary covenant and agree with Investor that, should any receivable from Intelco Russia or Intelco Ukraine be more than 90 days past due, ITC or the Company shall suspend the provision of services to Intelco Russia or Intelco Ukraine, respectively, until all receivables from Intelco Russia or Intelco Ukraine, respectively, are paid in full. In addition, the Company agrees that it will not engage in any business activity with EEST-Russia, unless prior approval of the Executive Finance Committee of the Board of Directors of the Company has been obtained.

            Section 5.18 Expenses. The Company shall reimburse the Investor for all fees and expenses relating to the transactions contemplated herein incurred by Investor, as provided in Section 9.1 of this Agreement.

            Section 5.19 Excise Tax. The Company and the Subsidiary shall have filed all required excise tax returns and shall have paid all excise taxes due to taxing authorities, and shall have presented to Investor evidence satisfactory to it of such filings and payments.

            Section 5.20 Amendment of By-Laws of the Company. (i) Article XIII,
Section 3 of the Company's By-Laws shall have been amended and restated as follows:

            The President, any Executive Vice President or any Vice President, and the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, or any other officer designated by the Board of Directors, but only in accordance with specific direction from the Board of Directors, may vote and/or sign on behalf of the Corporation proxies to vote or written consents upon shares of stock of other companies standing in the name of the Corporation.

(ii) Article V, Section 1 of the Company's By-Laws entitled Executive Committees shall have been amended to allow for committees to be established pursuant to the Restated Certificate attached hereto as Exhibit A.

            Section 5.21 Restated Certificate of Subsidiary. The Subsidiary shall have adopted and filed with the Secretary of State of Delaware a Restated Certificate of Incorporation which shall amend Article Seventh of the Subsidiary's Certificate of Incorporation giving the shareholders of the Subsidiary alone the power and the right to amend the By-laws of the Subsidiary.

            Section 5.22 Amendment of By-laws of Subsidiary. The Investor shall have received evidence satisfactory to it that the By-laws of the Subsidiary have been amended to require the approval and consent of the shareholders of the Subsidiary on Subsidiary matters analogous to those requiring the vote of 33 1/3% of the holders of the Preferred Stock of the Company.

                                   ARTICLE VI
               Conditions of the Company's Obligations at Closing

            The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by the Company:

            Section 6.1 Representations and Warranties. On the date of the Closing, the representations and warranties of the Investor contained in Article IV shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except to the extent that any changes therein are specifically contemplated by this Agreement. The Investor shall deliver to the Company at the Closing a certificate of its President and Chief Financial Officer to such effect.

            Section 6.2 Performance. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied in all material respects with by such Investor on or before the Closing, including payment to the Company of the Purchase Price set forth in Section 1.2 of this Agreement. The Investor shall deliver to the Company at the Closing a certificate of its President and Chief Financial Officer to such effect.

            Section 6.3 Release of Security Interest. Upon payment of the Loan at Closing, Investor shall release its security interest in connection with the Loan and terminate the related Promissory Note Conversion Agreement, dated December 1, and the Security Agreement, dated December 1, 1994.

                                   ARTICLE VII
                            Covenants of the Company

            Section 7.1 Delivery of Financial Statements and Other Information. The Company shall prepare and deliver to the Investor:

                  (a) Annual Financial Statements. Within ninety days (90) days after the end of each fiscal year of the Company, an audit report including consolidated financial statements prepared in accordance with GAAP, certified by an independent public accounting firm of nationally or regionally recognized standing selected by the Company, and a copy of such independent public accounting firm's "management letter" to the Company. Such report shall be accompanied by a statement from the Company's independent auditors regarding compliance by the

Company with the terms of this Agreement, the Preferred Stock, the Shareholders' Agreement and the Amendment to Shareholders' Agreement.

                  (b) Quarterly Reports. Within forty-five (45) days after the end of each quarter, an unaudited consolidated income statement, statement of cash flows and balance sheet of the Company for and as of the end of such quarter, and with year-to-date figures, comparison to budget and variances. Each quarterly report shall include an analysis prepared by the Company of the figures set forth therein. Each quarterly report shall be accompanied by a brief written report of the Company's President discussing operations, problems and achievements during the subject quarter and discussing Company goals for the ensuing quarter or quarters, as considered appropriate by the President.

                  (c) Monthly Reports. Within thirty (30) days after the close of each month, an unaudited consolidated income statement, statement of cash flows and balance sheet of the Company for and as of the end of such month.

                  (d) Annual Budget. Not later than (30) days prior to the beginning of each fiscal year, a proposed annual budget and business plan of the Company and the Subsidiary for such fiscal year approved by the Board of Directors of the Company and the Subsidiary, including a projected consolidated income statement, statement of cash flows and balance sheet, a brief written description of the Company's and the Subsidiary's strategy to achieve the budgeted figures for such fiscal year by the Presidents of the Company and the Subsidiary, respectively, reports of adverse developments, copies of management letters, communications with stockholders or directors and press releases.

                  (e) Board Materials. All written information including, but without limitation, reports of adverse developments, copies of management letters, communication with stockholders or directors and press releases, provided to the Board of Directors of the Company and a written summary of all material which is presented orally to the Board of Directors if a representative of the Investor is not present at the Board of Directors meeting in which such information is provided or presented to the Board of Directors.

            Section 7.2 Inspection. The Company and/or the Subsidiary shall permit the Investor to visit and inspect its respective properties, to examine its respective books of account and records and to discuss the Company's or the Subsidiary's affairs, finances and accounts with its officers, all at such reasonable times and for such duration so as not to interfere with the Company's or the Subsidiary's respective normal operations as may be requested by the Investor; provided, however, that with respect to any requested audit separate from that required by Section 7.1(a), such right shall be exercised at Investor's expense as to each Entity and shall be available not more than once per year.

            Section 7.3 Termination of Information and Inspection Covenants. Except as otherwise provided herein, the covenants set forth in Section 7.1,
Section 7.2 and Section 7.6 of this Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the date on which the sale of securities for an aggregate offering price to the public of not less than $25,000,000 and a price per share (excluding underwriters' commissions and expenses) of not less than 250% of the conversion price per share of the Preferred Stock then in effect, pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public (the "Qualified IPO") is consummated and (ii) the date the Investor's interest in the Company equals 10% or less of the company's fully diluted equity.

            Section 7.4 Proprietary Information. All executive officers of the Company who join the Company after the date hereof shall execute a Proprietary Information and Inventions Agreement in the form attached as Exhibit A-l to this Agreement.

            Section 7.5 Conduct of Business for Remainder of Fiscal Year. Prior to May 1, 1995, except as otherwise consented to or approved by the Investor in writing and except as otherwise agreed herein, none of the Entities shall sell, lease or dispose of any of its respective assets or properties other than in the ordinary course of business and shall not take any action which shall cause it not to, in any material respect:

                  (a) operate its business in the ordinary course and use its best efforts to (i) preserve its present business organization intact,
      (ii) keep available the services of the present officers of the Entities,
      (iii) preserve its present relationships with, and goodwill of, employees and independent contractors (except to the extent of voluntary terminations of employment), customers and suppliers of such Entity and
      (iv) maintain in force all insurance policies with respect to the Company or its assets or properties;

                  (b) maintain its books, accounts and records in the usual and ordinary manner, and reflect income, expenses, assets and liabilities in a manner consistent with its past practices;

                  (c) use its diligent efforts to conduct its affairs such that all representations and warranties set forth herein with respect to the Company will be true and correct at April 30, 1995 as if made at and as of April 30, 1995; and

                  (d) maintain all assets and properties of the Entities in customary repair, order and condition, reasonable wear and tear excepted.

            Section 7.6 Securities. Neither the Company nor any of the other Entities shall issue any new securities with an aggregate fair market value in excess of $500,000 without the consent of holders of 33 1/3% of the Convertible Preferred Stock.

            Section 7.7 Modification of Indebtedness. Without the consent of holders of 33 1/3% of the Convertible Preferred Stock, neither the Company nor the Subsidiary shall enter into any new loan arrangement calling for borrowing in excess of $250,000 or modify any agreement as a result of which the terms of the payment of any of its existing material indebtedness are amended, waived, modified or refinanced or to increase the repayment obligations thereunder, or so as to contain terms materially adverse to the Company or the Subsidiary as compared to the terms in existence on the date hereof, provided that, this
Section 7.7 shall not survive if the Investor's interest in the Company equals 10% or less of the Company's fully diluted equity.

            Section 7.8 Insurance. The Company shall maintain (i) insurance on its assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, in amounts reasonably calculated to allow the Company to replace any of its material properties that might be damaged or destroyed and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company to insure. In addition, the Company shall obtain within 10 business days of the date of Closing (i) directors' and officers' liability insurance in reasonable amounts (initially at least $1,000,000) from established and reputable insurers and (ii) "Key Man" life insurance on the life of Piluso, payable to the Company, in the amount of at least $2.5 million.

            Section 7.9 Additional Investment. If the Closing of the transactions contemplated herein takes place, the Company shall promptly thereafter initiate and conduct in good faith, negotiations whereby the Company shall increase the Subsidiary's authorized number of shares and offer 576 shares of the Common Stock of ITC to Bezeq, The Israel Telecommunication Corp. Ltd., a corporation organized under the laws of the State of Israel ("Bezeq"), for an aggregate purchase price of $2,400,000, or such lesser number of shares at the sole option of Bezeq, at a price of $4,166.67 per share of ITC's common stock; provided, however, that the Company shall not be required to keep such an offer open pursuant to this Section 7.9 after April 30, 1995 and provided, further, that such purchase price and amount shall be subject to adjustment in the same manner as is provided in Section 9.11 with respect to the Investor's purchase of equity securities of the Company.

            Section 7.10 Proprietary Rights. The Entities shall prior to May 1, 1995, take all reasonable steps necessary or appropriate to safeguard and maintain their respective material proprietary rights in each of the foregoing trademarks, service marks, patents and other proprietary rights.

            Section 7.11 Taxes. Each of the Entities shall, within 30 days following the Closing, file all respective federal, state, local and material foreign tax returns and reports required to be filed by law and which have not been so filed, including without limitation, those as set forth in Schedule 3.20 of this Agreement. Each of the Entities shall take all steps necessary to timely file all subsequent federal, state, local and material foreign tax returns and reports as required by law.

            Section 7.12 Transfer of Control Application. The Company shall, within five business days after Closing, have caused ITC to file with the FCC a request for approval of a transfer of control of ITC to the shareholders of the Company ("Transfer of Control Application"). Prior to such filing, the Company's FCC counsel shall consult closely with the Investor's FCC counsel regarding the form and content of the Transfer of Control Application. The Company shall diligently pursue FCC approval of the Transfer of Control Application and file appropriate amendments to any pending FCC applications in which the Company is a controlling party.

            Section 7.13 Blue Sky Filings. The Entities shall, within 30 days following the Closing, complete all required "Blue Sky" filings that have not been completed as of such date.

            Section 7.14 Filing of International and Intrastate Traffic Reports. Investor shall, within 30 days following the Closing, have received evidence satisfactory to it that all international traffic reports that are required to be filed with the FCC have been filed and within 5 business days following the Closing, have received evidence satisfactory to it that the Subsidiary has filed an application with the Public Service Commission in the State of New York ("PSC") for authority to provide intrastate service. Within 90 days of receipt of such authority, the Subsidiary shall file all necessary tariffs with the PSC.

            Section 7.15 Removal of Liens. Investor shall, within 60 days following the Closing, have received evidence satisfactory to it that the Company has either had all the liens referred to in Schedule 3.16 attached hereto removed or, that despite its utilization of its best efforts to secure such removal, one or more such liens have not been removed.

            Section 7.16 PTAT Consent to Assignment. ITC shall, within 10 days following the FCC grant of the application of International Telecommunications Europe, Ltd. ("Intelco Europe") for authority to provide service on the PTAT Submarine Cable, have obtained the consent of Private Transatlantic Telecommunications System, Inc., and/or Private Transatlantic Telecommunications System (N.J.) Inc. (individually or collectively, "PTAT"), to the assignment from the Subsidiary to Intelco Europe, of the following agreements between PTAT and ITC: PTAT-l Submarine System Indefeasible Right of Use Agreement, dated as of May 12, 1994; PTAT-l U.S.A. Backhaul Indefeasible Right of Use Agreement, dated as of May 12, 1994; and PTAT Restoration Agreement, dated as of May 12, 1994. The Company shall provide the Investor with a copy, certified by the Company to be true and correct, of each of the foregoing consents.

            Section 7.17 Mercury Consent to Assignment. The Subsidiary shall have obtained the consent of Mercury Communications Limited ("Mercury") to the assignment from the Subsidiary to Intelco Europe of the following agreement between Mercury and the Subsidiary: International Telecommunication Services Agreement, dated as of May 10, 1994. The Company shall provide the Investor with a copy, certified by the Company to be true and correct, of the foregoing consent.

            Section 7.18 Carrier's Group, Inc. Litigation. On or before June 1, 1995, the Company shall either (i) have obtained a written release from the Carriers Group, Inc., signed by an authorized officer, with respect to any and all claims that it had or has against the Company or the Subsidiary or (ii) the Investor shall have received evidence satisfactory to it that the Company or the Subsidiary is in full compliance with any and all agreements it has with the Carriers Group, Inc.

            Section 7.19 Unaudited Statement of Income. The Company will, within 5 business days of the Closing, deliver to Investor its unaudited statement of income for the eight (8) month period ended December 31, 1994.

            Section 7.20 Tariffs. Within ten (10) days after Closing, the Subsidiary shall file a tariff transmittal with the Federal Communications Commission setting forth new rates for international telecommunications services. This transmittal, and all transmittals of the Subsidiary from the date of Closing through April 30, 1995, shall be approved by the Executive Finance Committee.

                                  ARTICLE VIII
                                 Confidentiality

            Section 8.1 Key Employees. Each Key Employee will, prior to May 1, 1995, have executed an agreement (a copy of which has previously been furnished), in which such employee agrees, among other things, (a) that for one year after termination of his employment under any circumstances he will not divulge, disclose, or communicate to any person, firm, or corporation any information pertaining to the business of the Company and/or the Subsidiary, (b) that for one year after termination of his employment under certain circumstances he will not compete, in any location where the Company or the Subsidiary shall have done business during the term of such employee's employment, in the development, marketing, or service of equipment, products or services similar to those which the Company of the Subsidiary designs, markets or services during the period of the employee's employment, and that during such one-year period he will not call upon any customer of the Company for the purpose of soliciting or selling such equipment, products, or services (c) to do all acts which are necessary to provide the Company or the Subsidiary with the sole benefit of, exclusive ownership of, and all patents for any inventions or improvements in things used or produced by the Company or the Subsidiary which such employee may have made or discovered while employed by the Company and (d) to spend 100% of his working time in fulfilling his duties and responsibilities to the Company or the Subsidiary and in pursuing, on behalf of the Company, any opportunities of which he may become aware which are related to the business of the Company or the Subsidiary.

            Section 8.2 Parties. The Entities and the Investor, respectively, will keep confidential all information and documents obtained from the other and in the event the Closing does not occur will promptly return such documents and will not use such information for its own advantage, except to the extent that
(a) the information must be disclosed by law, (b) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (c) the information is independently developed, (d) the information is obtained from another source not obligated to keep such information confidential or (e) the information is already publicly known or known to the receiving party when disclosed.

                                   ARTICLE IX
                                  Miscellaneous

            Section 9.1 Expenses. All fees and expenses relating to the transactions contemplated herein incurred by the Investor, including, without limitation, the negotiation and consummation of this Agreement and any related agreements, those of the independent accounting firm of Deloitte & Touche, LLP (or any other independent auditors for this purpose), any consultants engaged by the Investor and of counsel to the Investor, any legal fees and expenses in connection therewith, shall be reimbursed to Investor by the Company at Closing upon presentation of satisfactory documentation reflecting such costs and the Investor's payment thereof; provided, however, that the Company will not be required to reimburse the Investor for aggregate costs and expenses exceeding eighty-five thousand dollars ($85,000).

            Section 9.2 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing unless otherwise provided in this Agreement, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company. Investor's completion to its satisfaction of a customary due diligence investigation shall in no way prevent the Investor from relying on the representations and warranties contained herein.

            Section 9.3 Publicity. None of the Entities or the Investor shall release any information to any third party with respect to the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, other than as may be required by applicable law or court order. Each party agrees to consult the other party as to the form and content of all subsequent public announcements relating to this Agreement or the transactions contemplated hereby.

            Section 9.4 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party hereto without the consent of the other party hereto; provided, however, that the Investor may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Investor. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including any transferee of any shares of Convertible Preferred Stock or of the Conversion Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            Section 9.5 Governing Law. The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed entirely within such state. The Company hereby consents to the nonexclusive jurisdiction of all courts in said State.

            Section 9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 9.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            Section 9.8 Notices. (i) Any notice required or permitted to be given under the terms and provisions of this Agreement, or by any law or governmental regulation, shall be in writing and, deemed duly given if mailed by registered mail, postage prepaid, addressed as follows:

                  (a) Any notice to the Investor shall be addressed to such party at its address hereinabove set forth,

                        with a copy to:

                        Rosenman & Colin
                        575 Madison Avenue,
                        New York, New York 10022,

                        Attention: Robert L. Kohl, Esq.

                  (b) Any Notice to the Company shall be addressed to such party at its address hereinabove set forth,

                        with a copy to

                        Fletcher, Heald & Hildreth, P.L.C.
                        1300 North 17th Street
                        Rosslyn, Virginia  22209

                        Attention: Eric Fishman, Esq.

                  (ii) By giving the other party at least ten (10) days' prior written notice, any party may, by notice given as above provided, designate a different address or addresses for notices.

            Section 9.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the shares of Convertible Preferred Stock purchased pursuant to this Agreement (treated as if converted at the conversion rate then in effect). Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company. The Company shall not amend its Certificate of Incorporation or its By-Laws so as to alter, amend or change any terms of the Convertible Preferred Stock or the Conversion Shares, including the preferences or rights thereof, unless 33.33% of the holders of the Convertible Preferred Stock and Conversion Shares shall first approve such amendment in writing.

            Section 9.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

            Section 9.11 Additional Agreements; Valuation Formula. The parties hereto further agree as follows:

      (a) "New Company Valuation" shall be determined by a calculation utilizing allowable revenue and prepaid calling cards. The allowable revenue and prepaid calling card amounts for the purpose of such calculation shall be determined as follows:

            (i) Allowable revenues are those of the Company for the months of February, March and April, 1995 multiplied by four (4) to annualize; and,

            (ii) As to prepaid calling cards, the greater of (A) 20% of the contract value for the initial one year period provided in prepaid calling card contracts submitted and approved by the Company and signed by the other party thereto prior to April 30, 1995; or, (B) cash received by the Company from

                  May 1, 1994 to April 30, 1995 from these contracts.

            The calculation of these two amounts form the basis for application of the valuation formula, which is:

                  1.27 x (amount calculated in (i) + (ii)) = New Company
                  Valuation

            The following shall be applied in calculating the above:

                  a. The revenue in (i) above will be determined in accordance with GAAP;

                  b. Allowable revenue for purposes of (i) above shall exclude revenues attributable to contracts which are covered by (ii), above;

                  c. Prepaid calling card contracts will be counted only if they are submitted from GTE International, GTE CODETEL, or are from mutually agreed - upon creditworthy customers;

                  d. Reductions in allowable revenue for the period specified in
                  (i) above are permitted for credit memos and "uncollectible receivables" to the extent they relate to revenues earned in such period;

                  e. The revenue period will be audited under normal audit tests that Delloite Touche, LLP conducts to insure correct audited revenues;

                  f. Payment of additional monies for the shares, if required, should be paid after Prior Notice and submission to Investor of the audited revenue calculations with a completion date estimated at 45 days after April 30, 1995;

                  g. Such payment will not be held awaiting final audited financial statements which may not be available until July 30, 1995;

                  h. "Uncollectible receivables" shall be those receivables of the Company generated in the February 1, 1995 through April 30, 1995 period as to which Delloite Touche, LLP, in performing its normal audit checks, determines are uncollectable.

                  (b) If the New Company Valuation is less than $12,000,000, then at the option of the Company, the Company may, after presentation to Investor of such audited information, and the details of the determination of New Company Valuation, on 10 business days advance written notice (the "Prior Notice"), require the Investor to purchase a number of shares of a new series of convertible preferred stock of the Company, at a purchase price per share determined as follows:

                              New Company Valuation
                         -------------------------------
               No. shares of capital stock of Company outstanding

provided, that the Company may not require Investor to purchase in excess of $1,750,000 aggregate value of such convertible preferred stock at a purchase price per share as determined above. The terms of such new series of convertible preferred stock shall be identical to those of the Convertible Preferred Stock except that its initial conversion price per share shall be the purchase price per share for such new shares. It is understood and agreed that pursuant to the anti-dilution provisions of the Convertible Preferred Stock, its Conversion Price will be adjusted if new shares of convertible preferred stock are issued to Investor pursuant to this Section 9.11(b).

      (c) If the New Company Valuation is more than $12,000,000, then at the option of the Company, the Company may, on Prior Notice, require that the Investor pay additional consideration for the 66,667 shares of Convertible Preferred Stock purchased pursuant to this Agreement, with such additional consideration to be the amount in excess of $45 per share determined as follows:

                              New Company Valuation
                         -------------------------------
               No. shares of capital stock of Company outstanding

provided, however, that the total additional consideration to be paid by Investor pursuant to this formula shall not exceed $1.75 million. For example, if the New Company Valuation is $14,000,000 then such amount divided by 266,667 (the number of shares of capital stock outstanding after issuance of 66,667 shares of Convertible Preferred Stock) is $52.50. Thus, Investor may be required to pay an additional $7.50 per share on each of the 66,667 shares of Convertible Preferred Stock previously purchased. Since this amount is less than $1.75 million, the full additional amount may be required to be paid to the Company at its option.

      (d) As a condition precedent to Investor's obligations under this Section 9.11, the Company and the Subsidiary shall deliver a certificate of its respective Presidents certifying that the Company and the Subsidiary have complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement that are or were required to be performed or complied with by each of them prior to the date of such certificate.

            Section 9.12 Entire Agreement. This Agreement, the Exhibits hereto, the Other Agreements and the other documents required to be delivered pursuant hereto, constitute the entire understanding and agreement between the parties with regard to the specific subject matter hereof and no party shall be liable or bound by any representation, warranty, covenant or agreement except as specifically set forth herein. Any previous agreement (whether written, oral or implied) among the parties relative to the specific subject matter hereof is superseded by this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                             INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD.


                             By /s/ Charles M. Piluso
                                ------------------------------------------
                                Name:  Char1es M. Piluso
                                Title:


                             INTERNATIONAL TELECOMMUNICATIONS CORPORATION


                             By /s/ Charles M. Piluso
                                ------------------------------------------
                                Name:
                                Title:


                             RSL COMMUNICATIONS, INC.


                             By: /s/ Itzhak Fisher
                                 ------------------------------------------
                                 Name:
                                 Title:

                                  SCHEDULE 1.3

                                 USE OF PROCEEDS

ITEM                                      AMOUNT
----                                      ------

Equipment                                 $  680,000

Leasehold Improvement                     $  325,000

Letters of Credit/Deposit                 $  750,000

Vendor Debt                               $  800,000

Network and Network Installation          $  400,000

Labor                                     $  795,000

Payment of RSL Loan                       $1,000,000

TOTAL                                     $4,750,000

                                  SCHEDULE 3.1

                                OTHER AFFILIATES

Affliate                                                    Company Ownership
--------                                                    -----------------

International Telecommunications Europe, Ltd.               50% Common Stock

      ITG also holds a 50% common stock interest in Intelco Russia Corporation, and a 47.5% common stock interest in Intelco-Ukraine, Ltd. These two subsidiaries are excluded from the definition of "Affiliates" and "Subsidiaries" since they will be spun off from ITG on or prior to Closing pursuant to Section
5.19 of the Stock Purchase Agreement.

      Also excluded from the definition of Affiliate are Intelco Caribe, Ltd. and INTACS, Ltd., two Delaware corporations incorporated by Charles M. Piluso in which there are currently no shareholders.

      By Memorandum of Understanding as of July 1, 1993, ITG and Braticom Corp. agreed to participate in a joint venture to be called Gilbert International, Ltd. ITG has never been issued shares in this company.

      By agreement executed April 12, 1993, as revised August 25, ITG, Nabiel J. Fareed, Onofrio N. Modica and Qusai M. Al-Mahasneh formed Intelco Jordan, a partnership.

      Neither Gilbert International, Intelco Jordan, Intelco Caribe nor INTACS is currently doing business.

                                 SCHEDULE 3.2(C)

                                     OPTIONS

      By resolution adopted March 6, 1995, the Subsidiary has approved a Stock Option Agreement to give Deborah Karns, an employee of the Company, an option to acquire 1% of the Subsidiary's outstanding common stock (30 shares).

      The shareholders of ITG and ITC have certain rights set forth in their respective Shareholders Agreements.

                                  SCHEDULE 3.3

                                  SUBSIDIARIES

Subsidiary                                                  Company Ownership
----------                                                  -----------------

International Telecommunications Corporation                94% Common Stock

International Telecommunications Europe, Ltd.               50% Common Stock

      The remaining shareholders of International Telecommunications Corporation are Joseph R. Panzarella, Joseph S. Panzarella, Robert Panzarella and Michael Piluso. The remaining shareholder of International
Telecommunications Europe, Ltd. is Incom, Ltd., an Israeli corporation.

      ITG also holds a 50% common stock interest in Intelco Russia Corporation, and a 47.5% common stock interest in Intelco-Ukraine, Ltd. These two subsidiaries are excluded from the definition of "Affiliates" and "Subsidiaries" since they will be spun off from ITG on or prior to Closing pursuant to Section
5.19 of the Stock Purchase Agreement.

      Also excluded from the definition of Affiliate are Intelco Caribe, Ltd. and INTACS, Ltd., two Delaware corporations incorporated by Charles M. Piluso in which there are currently no shareholders.

      The Company is also signatory to a Partnership Agreement, dated April 12, 1993 as revised August 25, 1994, with Nabiel J. Fareed, Onofrio N. Modica and Qusai M. Al-Mahasneh. The Agreement forms an Entity, Intelco Jordan, to supply telecommunications services in Jordan. Pursuant to the Agreement, profits in the partnership will be divided as follows: ITG - 61%; Modica - 13%; Fareed - 13%; Al-Mahasneh - 13%. This partnership is excluded from the definition of Affiliate and Entity.

      By Memorandum of Understanding as of July 1, 1993, ITG and Braticom Corp. agreed to participate in a joint venture to be called Gilbert International, Ltd. ITG has never been issued shares in this company.

      Neither Gilbert International, Intelco Jordan, Intelco Caribe nor INTACS is currently doing business.

                                  SCHEDULE 3.6

                                   LITIGATION

Pending Litigation

      IDB Communications Group, Inc. v. ITC, Supreme Court, Kings County, New York, Index 1999 of 1994. Breach of contract action for telecommunications services rendered; claim of $1,364,266.58

      US Sprint, Inc. v. ITC, Supreme Court, New York County, New York, Index 122087 of 1994. Breach of contract action for telecommunications services rendered, claim of $227,537.22

Threatened Litigation

      The Carrier Group, Inc. has threatened to sue ITC for breach of contract for telecommunications services in the amount of $1,824,046.12.

Regulatory Compliance

      See Schedules 3.12 and 3.13.

                                 SCHEDULE 3.8(a)

                                    CONTRACTS

I.    Operating Agreements

      International Telecommunications Corporation has International Telecommunications Services Agreements between International Telecommunications Corporation ("ITC") and (1) Euronet Digital Communications (1992), Ltd.; (2) Datacom, S.A.; (3) Chilesat, S.A.; (4) International Communication Management Services; (5) MIG International; (6) Fonetel Global Communications A.B.; (7) Russian Satellite Communications Company; (8) Jordan Telecommunications Corporation; (9) Mercury Communications Limited; and (10) Compania Dominicana De Telefonos, C. for A.

II.   Employment Contract

      Employment Agreement between ITG and Charles M. Piluso

III.  Carrier Contracts

      A.    EconoPhone, Inc.

            1.    Global Hub Tariff, executed by ITC and EconoPhone, Inc.

            2. Service Agreement Addendum No.1, dated September 28, 1992, ITC and EconoPhone, Inc.

            3. Service Agreement Addendum No.2, dated May 15, 1993, ITC and EconoPhone, Inc.

            4. Assignment Agreement (for one PTAT IRU circuit), dated June 27, 1994, ITC and EconoPhone, Inc.

      B.    Melbourne International Communications, Ltd.

            1. Global Hub Tariff, five year term, executed by Vincent Tormos, General Manager of MICL (October 20, 1994) and Deborah Karns, ITC (October 31, 1994)

            2. Addendum No.1, executed by Karns, October 31, 1994 and Tormos, October 20, 1994 - Initial 3 year term

            3. Switched Service Agreement, executed December 17,1993 by Jimmy R. Sheppard, Director of Operations, and December 21, 1993, Karns-six month term.

C.    Dominican Communications, Inc.

      1. Global Hub Tariff, 3 year term, executed by Piluso, November 11, 1994 and Roger Zepka, COO of DCI, October 27, 1994

      2.    Addendum No.1 to Service Agreement - 3 year term

D.    Open Networks Global Services

      1. Global Hub Tariff 3 year term, signed December 9, 1993, Piluso, November 23, 1993 by Joseph F. Haydu, President of ONGS

      2. Addendum No.1 to Service Agreement, dated November 3, 1993, signed November 23, 1993 by Haydu, December 9, 1993 by Piluso, 3 year term

      3. Support Services Agreement, dated October 26, 1993, executed November 23, 1993 by Haydu, December 9, 1993 by Piluso - 3 year term

E.    Interactive Telephone Company

      1. Global Hub Tariff, executed July 1, 1993 by Piluso and Joseph Pannullo, CEO of Interactive, 5 year term

      2. Addendum No.1, signed by Piluso and Pannullo July 1, 1993 - 3 year term

      3. Support Services Agreement, 3 year term, signed July 1, 1993 by Piluso and Pannullo

F.    Telecommunity

      1. Global Hub Tariff, 5 year term, signed July 25, 1994 by Piluso and July 20, 1994 by Geoffrey C. Stief, President of Telecommunity

            a. Termination Rates as of February 1, 1995, executed January 25, 1995 by Deborah Karns and Stief

G.    Datacom

            1. Global Hub Tariff, 5 year term, executed July 15, 1992 by Piluso, July 13, 1992 by Rafael Zamora, President of Datacom

            2. Service Agreement Addendum No.1, signed by Piluso and Pannullo July 10, 1992

            3.    Confidentiality Agreement dated July 13, 1992

      H.    Communications Telesystems International

            1. Global Hub Tariff, month to month, signed January 20, 1995 by Edward S. Soren, CTI, and February 2, 1995 by Karns

            2. Addendum to Service Agreement, executed by Soren and Karns, January 20, 1995, month to month

IV.   Prepaid Card Contracts

      A. Prepaid Card Distributor Agreement, dated January 5, 1995, between ITC and Viaggiando, executed by Piluso and Alberto Amico, Managing Director of Viagginado, one year term

      B. Prepaid Card Distributor Agreement, dated January 5, 1995, between ITC and CIT Tours Corporation, executed by Piluso and Silvio Amori, President of CIT Tours, 2 year term

V.    Agent Agreements

      A. Master Agent Sales Agreement, dated July 2, 1992, between ITC and Three V Enterprises, signed by Rebetti and Three V. Enterprises, Inc., by President, 3 year term

      B. Master Agent Sales Agreement, dated December 24,1992 between ITC and Margaret J. Mahon of Consortium Communications Services, Inc., signed by Mahon, effective until cancelled by either party

      C. Confidentiality Agreement between ITC and Ronav, Inc., signed February 5, 1991

      D. Partnership Agreement for Intelco Jordan executed April 12, 1993, as revised August 25, 1994, executed by ITG, Nabiel J. Fareed, Onofrio N. Modica, and Qusai M. Al-Mahasneh

      E. Representative Agent Agreement, dated November 8, 1993, between ITC and Saad A. Abu-Odeh (Jordan)

      F. Representative Agent Agreement, dated April 12, 1993, between ITC and Nabiel Fareed (Jordan)

VI.   Vendor Contracts

      A. PTAT-1 Submarine System Indefeasible Right of Use Agreement between Private Transatlantic Telecommunications System, Inc. and ITC and First Amendment thereto, dated May 12, 1994 -- 33 month payment schedule for $669,144

      B. PTAT-l U.S.A. Backhaul Indefeasible Right of Use Agreement between Private Trans-Atlantic Telecommunications System (N.J.) Inc. and ITC, with First Amendment thereto -- 33 month payment schedule for $185,873

      C. PTAT Restoration Agreement between ITC and Private Transatlantic System, Inc.

      D. Digital Satellite Service Agreement, dated April 1, 1993 between ITC and Crescomm Transmission Services, Inc.

      E. Contract between The Carriers Group, Inc. and ITC, executed December 29, 1993 by Deborah Karns and April 15, 1994 by Larry Davis. The Subsidiary has terminated this Contract and The Carriers Group has threatened action against ITC. ITC may be in breach of this Contract, and/or the Contract may not be in force due to the failure of The Carriers Group to have a tariff on file in its own name at the FCC for the covered telecommunications services.

      F. GTE Spacenet Corp, March 11, 1994, payment schedule, total principal $89,871.93 executed by Rebetti April 6, 1994 and by Spacenet April 27, 1994. CP has advised that payment schedule is based on oral agreement and that no underlying note exists.

VII.  Lease Agreements

      A. Lease Agreement, dated August 28, 1991 between Telecommunications Finance Group and ITC for Used DCO-CS and Peripheral Equipment -- Missing, but referenced in Certificate of Delivery and Acceptance.

            1.    Certificate of Delivery and Acceptance, May 2, 1992 --
                  $270,395

            2.    Certificate of Delivery and Acceptance, July 2,1992 --
                  $272,232.74

            3. Certificate of Delivery and Acceptance, February 2, 1993 -- $437,067.19

            4.    Assignment of Purchase Order, August 27, 1991

            5. Assignment of Purchase Order, February 2, 1993 (TFG assumes ITC rights and liabilities)

      B. Lease Agreement, dated November 30, 1992, between TFG (Lessor) and ITC, 60 month term--no schedule of what is being leased

            1. Certificate of Delivery and Acceptance, same date, for Siemens Switch - $324,414.00

            2.    Software License Agreement, same date, between TFG and ITC

      C. Lease Payment Schedule for TFG, dated February 2, 1995, total $1,217,249.88

      D. Term Lease Master Agreement between ITC and IBM Credit Corporation (Not signed by IBM), with Supplement

      E. Lease Agreement for 60 Hudson Street, made as of January 25, 1991 between Hudson Telegraph Associates (landlord) and Vocall Communications Corp. (tenant), with (a) Amendment to Lease, dated March 19, 1991, between Hudson and Vocall; (b) Second Amendment to Lease, dated March 28, 1991, between Hudson and Vocall; (c) Third Amendment to Lease, dated April 30, 1991, between Hudson and Vocall; (e) Guaranty, dated January 25, 1991 between Hdson and Tele-pro Communications Corp. (Guarantor); (f) Assignment of Lease, executed August 31, 1992 by Vocall and ITC; and (g) Landlord's Consent, dated September __, 1992, executed by all parties.

VIII. Miscellaneous (including loans)

      A. Option Agreement between ITG and RSL Communications, Inc., dated December 1, 1994

      B. Secured Term Promissory Note and Agreement, December 1,1994, with RSL Communications

      C. Promissory Note Conversion Agreement, dated December 1, 1994, between ITG, ITC and RSL Communications

      D. Security Agreement, dated December 1, 1994, between ITC and RSL Communications

      E.    See Schedule 3.16 on loans and liens.

IX.   Options

      A. By resolution adopted March 6, 1995, the Subsidiary has approved a Stock Option Agreement giving Deborah Karns, an employee of the Company, an option to acquire 1% of the Subsidiary's outstanding common stock (30 shares).

X.    AT&T

      Agreement by and between ITC and AT&T Corp., dated May 9, 1994, executed by Charles Piluso and T. Alec Edge, Sales Director.

                                 SCHEDULE 3.8(b)

                                 CERTAIN ACTIONS

      See Schedule 3.15 on loans and liens.

      Accounts payable greater than $50,000:

             AT&T
             Fonorola
             ITG
             MCI
             PSI Sprint

      By a Digital Satellite Service Agreement dated September 15,1993, by and between ITC and Gilbert International Ltd. ITC agreed to pay all space segment costs and needed terrestrial interconnections to earth station facilities in connection with the provision of the U.S. ground segment of a T-1 1.544 Mbps duplex circuit between Israel and the US via INTELSAT satellite facilities. Gilbert International was responsible for the provision of satellite transmission and reception from the INTELSAT satellite, using existing satellite antennae and radio frequency ground communications equipment, COMSAT and INTELSAT approved facilities; match orders to COMSAT and other obligations. ITC has terminated this Agreement due to failure by Gilbert International to fulfil its obligations.

                                  SCHEDULE 3.9

                               PATENTS, TRADEMARKS

FCC Authorizations and Operating Agreements

      See Schedules 3.12 and 3.13.

Except for the licenses referred to in the AT&T Agreement listed on Schedule 3.8(a), the Entities have no registered patents, trademarks, trade names, service marks or licenses other than those set forth above.

                                  SCHEDULE 3.10

                                   COMPLIANCE


See Schedules 3.12 and 3.13.

                                  SCHEDULE 3.11

                              LICENSES AND PERMITS


See Schedules 3.12 and 3.13.

                                  SCHEDULE 3.12

                             COMMUNICATONS LICENSES

International Telecommunications Corporation

1.    FCC Order and Authorization, File No. I-T-C-93-332, released December
      29, 1993

2. FCC Order, Authorization and Certificate, File No. I-T-C-92-072, released April 10, 1992.

3.    FCC Order and Authorization, File No. ITC-92-105, released June 25, 1992

4.    FCC Order, Authorization and Certificate, File No. I-T-C-92-112

5.    FCC Order, Authorization and Certificate, File No. I-T-C-92-175

6. New York State Public Service Commission Order Issuing Certificate of Public Convenience and Necessity, Case No. 92-C-0503.

Regulatory Compliance

      To date, ITC has not filed annual international traffic reports as required by Section 43.61 of the FCC's rules. The Company has determined that its New York State Certificate of Public Convenience and Necessity has expired and that its provision of intrastate service without such certification is unlawful.

                                  SCHEDULE 3.13

                       INTERNATIONAL OPERATING AGREEMENTS

Operating Agreements

      International Telecommunications Corporation has International Telecommunications Services Agreements between International Telecommunications Corporation ("ITC") and (1) Euronet Digital Communications (1992), Ltd.; (2) Datacom, S.A.; (3) Chilesat, S.A.; (4) International Communication Management Services; (5) MIG International; (6) Fonetel Global Communications A.B.; (7) Russian Satellite Communications Company; (8) Jordan Telecommunications Corporation; (9) Mercury Communications Limited; and (10) Compania Dominicana De Telefonos, C. for A.

Regulatory Compliance

      To date, ITC has not filed annual international traffic reports as required by Section 43.61 of the FCC's rules.

                                  SCHEDULE 3.15

                          TITLE TO PROPERTY AND ASSETS

Loans and Liens

I.    MCI

      A. Promissory Note, dated July 1, 1994, between ITC and MCI Telecommunications Corporation, for $967,023.67 principal

      B. Security and Financing Agreement, dated July 1, 1994 between ITC and MCI Telecommunications Corporation -- Not signed by MCI

      C. True-Up and Confidentiality Agreement, dated June 28, 1994, between ITC and MCI Telecommunications Corporation -- Not signed by MCI

      D. Promissory Note, dated June 29, 1993, for payment of $622,552,0O plus interest by August 15, 1994

      E.    Payment Agreement, dated June 29, 1993 between ITC and MCI

II.   GTE Spacenet

      A. GTE Spacenet Corp, March 11, 1994, payment schedule, total principal $89,871.93, executed by Rebetti April 6, 1994 and by Spacenet April 27, 1994. CP has advised that there is no written underlying note.

III.  RSL Communications

      A. Secured Term Promissory Note and Agreement; Promissory Note Conversion Agreement, and Security Agreement, all dated December 1, 1994

IV. GTE Hawaiian, start date August 1, 1994, balance: $82,237.10. CP has advised that payment is pursuant to oral agreement; no written agreement exists.

V.    Equipment Lease Agreements: See Schedule 3.9(a).

VI.   WorldCom Lien - June 1, 1990

VII.  New York State Lien, 1992 - ITC

VIII. Eaton Financial Corp. - August 7, 1992

IX. Telecommunications Finance Group - October 9, 1991, October 16, 1991, February 24, 1992, February 1, 1993, February 17, 1993, February 24, 1993, February 1, 1994, February 18, 1994

X.    The ABL Corp. - September 28, 1990

XI.   GE Capital Corp - October 2, 1992

XII.  Datacom Leasing Corp. - May 13, 1993

      The liens which the Company shall undertake to remove pursuant to Section
7.15 of the Stock Purchase Agreement are: the New York State lien; and the liens of RSL Communications, Datacom Leasing Corp., Eaton Financial Corp.; ABL Corp.; and GE Capital Corp.

                                  SCHEDULE 3.16

                               EMPLOYEES AND LABOR

Officers and Directors of International Telecommunications Group. Ltd.

Name                    Office                 Address
----                    ------                 -------

Charles M. Piluso       President              129 Woodmere Boulevard
                        Director               Woodmere, NY 11598

Richard P. Rebetti      Vice President         77 Sands Point Road
                        Treasurer              Port Washington, NY 11050
                        Director

Deborah L. Karns        Secretary              8 Bruce Road
                                               Montclair, NY 07043-1720

Eric Fishman            Asst. Secretary        Fletcher, Heald & Hildreth, PLC
                                               1300 North 17th Street
                                               Rosslyn, VA 22209

Robert J. Gardener      Director               12517 Woodmill Drive
                                               Palm Beach Gardens, FL 33418

Benny Lebovits          Director               Mishol Ha Hadas 16, Ramot B
                                               Jerusalem, Israel

Eli Lior                Director               Ha Meyasdim St. 19, Bet-Hakerem
                                               Jerusalem, Israel

Joanne G. Panzarella    Director               129 Woodmere Boulevard
                                               Woodmere, NY 11598

Joseph S. Panzarella    Director               409 Club Court
                                               Oceanside, NY 11572

Bruce P. Wechsler       Director               1412 Drucker Court, SE
                                               Palm Bay, FL 32909

Officers and Directors of International Telecommunications Corporation

Name                    Office            Address
----                    ------            -------

Charles M. Piluso       President         129 Woodmere Boulevard
                        Director          Woodmere, NY 11598

Richard P. Rebetti      Vice President    77 Sands Point Road
                        Treasurer         Port Washington, NY 11050
                        Secretary
                        Director

Eric Fishman            Asst. Secretary   Fletcher, Heald & Hildreth, PLC
                                          1300 North 17th Street
                                          Rosslyn, VA 22209

Officers and Directors of International Telecommunications Europe, Ltd.

Name                    Office            Address
----                    ------            -------

Charles M. Piluso       President         129 Woodmere Boulevard
                                          Woodmere, NY 11598

Richard P. Rebetti      Treasurer         77 Sands Point Road
                        Director          Port Washington, NY 11050

Eric Fishman            Asst. Secretary   Fletcher, Heald & Hildreth, PLC
                                          1300 North 17th Street
                                          Rosslyn, VA 22209

Robert J. Gardener      Director          12517 Woodmill Drive
                                          Palm Beach Gardens, FL 33418

Benny Lebovits          Director          Mishol Ha Hadas 16, Ramot B
                        Vice President    Jerusalem, Israel

Eli Lior                Director          Ha Meyasdim St. 19, Bet-Hakerem
                        Secretary         Jerusalem, Israel

Emanuel Mudrik          Director          Luz Building
                        President         5 Kiryat Mada Street
                                          Industrial Park
                                          Har Hotzvim Jerusalem
                                          Israel

Employees of ITC

      Michele Acquaviva

      Lucrezia B. Bellanti

      Maria Casamento

      Biagio Civale

      Annette Dickson

      Alvin E. Dillman, III

      Stephen Garofalo

      Susan Giannini

      Samuel C. Greene

      Philip Grippaldi

      Deborah L. Karns

      Dennis E. Kinzie

      Steven Madson

      Laura Magalhaes

      Francesco Marino

      Nikitas Mendoros

      Jorge Monge

      Harry Mora

      Manuel M. Osorio

      Julio Perez, Jr.

      Alejandro Reyes

Emp1oyees of ITG

      Charles M. Piluso

      Richard P. Rebetti

      Elizabeth Vultaggio

                                  SCHEDULE 3.20

                                   TAX RETURNS

      ITG, ITC and Intelco Europe have not filed Federal, state and local income tax returns for April 30, 1994.

                                  SCHEDULE 3.22

                          TRANSACTIONS WITH AFFILIATES

Salaries, Dividends, Bonuses, Material Perquisites of Employees

      The sales representative positions of the ITC are composed of salary and bonus. This bonus is based on a percentage of budget and/or a percentage of revenue. Anyone that has revenue budget is paid a bonus.

      Director of Business Development, Mr. Gino Civale, is paid a base salary plus a bonus based on the number of international operating agreements. Mr. Civale's base salary is $65,000 and operating agreements are compensated on two bases: "A" and "B" countries. "A" countries receive a $10,000 bonus, and "B" countries receive a $5,000 bonus.

      In addition, since Mr. Civale was promoted from a sales position, he will be compensated based on his sales performance in his previous job, for all accounts that he has transferred over to the Sales Department, under the standard sales compensation program for his position.

      Director of Switched Services, Mrs. Debbie Karns, is paid a base salary plus a bonus. The bonus is paid annually and quarterly. The base salary is $65,000 per year with a $10,000 per quarter bonus based on certain achievements. If all of the objectives are met, and the accounts receivable on those customers and are 85 percent current and 15 percent 30 days, with an average of 12 percent, Mrs. Karns would be paid a bonus equal to 50 percent of her compensation. This plan ends May 1995.

      Vice President, Finance, Mr. Richard Rebetti, is paid a base salary, and as a founder of the Company with Mr. Charles Piluso, he receives certain bonus compensation. In the past, this bonus compensation related to commissions that Mr. Piluso received in relationship to Prepaid Calling Cards. Mr. Piluso would typically allocate 10 percent of the commission he would be paid to Mr. Rebetti.

      Any Director, or individual who brings business into the Company or Subsidiary under the product of Prepaid Calling Cards, that has a 50 percent gross profit margin, is paid a bonus of 25 percent of the gross profit. All directors, affiliates and agents are encouraged to bring this type of business to the Company and Subsidiary.

      Bonuses may be maintained on the books for select individuals as a loan during the first year and thereafter may have a multi-year schedule to payroll based on employment and tax conditions.

                                  SCHEDULE 3.25

                                  KEY EMPLOYEES

Charles M. Piluso

                                  SCHEDULE 5.17

                SPIN OFF OF INTELCO RUSSIA AND INTELCO UKRAINE

      ITC will provide telecommunications services to Intelco Russia and Intelco Ukraine pursuant to the terms of its filed FCC tariffs.